UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 6, 2006


                             NEXTWAVE WIRELESS INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                       333-137388              20-5361360
(State or other jurisdiction of         (Commission           (I.R.S. employer
         incorporation)                 file number)         identification no.)



               12670 HIGH BLUFF DRIVE, SAN DIEGO, CALIFORNIA 92130 (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (858) 480-3100

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE.

         On April 13, 2005, as part of the plan of reorganization of NextWave Telecom, Inc. ("NTI") and its subsidiaries (together, the "NextWave Telecom Group"), and in connection with the sale of NTI and certain of its subsidiaries to Cellco Partnership D/B/A Verizon Wireless ("Verizon"), NextWave Wireless LLC (the "Company"), now a wholly owned subsidiary of NextWave Wireless Inc., issued $148.5 million of Non-Recourse Secured Notes (the "Notes") to the former equity holders of NTI. The Notes are not recourse against the Company or its assets; however, they are secured by a second priority interest in an indemnification escrow account established by the Company and Verizon in connection with the Verizon transaction described above (the "Verizon Escrow Account"). Upon completion of the Verizon transaction, $165 million was deposited in the Verizon Escrow Account (the "Escrow Amount"). The Verizon Escrow Account was intended primarily to satisfy any amounts due to Verizon in the event that the consolidated net operating loss (the "CNOL") of the NextWave Telecom Group for the taxable year ended on April 13, 2005 (the "2005 Tax Year") was, subject to certain adjustments, less than $1.362 billion (any such deficit, the "CNOL Shortfall"), and to cover indemnifiable losses, if any, relating to the pre-closing operations of the NextWave Telecom Group.

         Following the completion of the CNOL review by the Internal Revenue Service, on December 6, 2006, Verizon and AirTouch Cellular, the assignee of Verizon under the Verizon transaction, entered into an agreement (the "Settlement Agreement") (i) to settle the amounts payable under the Verizon Escrow Account as a result of the CNOL review, and (ii) to release the Escrow Amount plus accrued interest on the terms described herein. The Company is not currently aware of any other indemnifiable losses that remain following the effective date of the sale to Verizon, and Verizon has not made any related claims therefor.

         As a result, the Company and AirTouch Cellular agreed that AirTouch Cellular is entitled to receive $6,638,165 of the Escrow Amount. The Company is entitled to receive approximately $153.85 million of the proceeds from the Escrow Account, including accrued interest. In addition, the Federal Communications Commission ("FCC") is entitled to receive approximately $16.13 million of funds held in escrow, including approximately $823,000 held under a separate escrow, pursuant to a December 2004 stipulation entered into between NextWave and the FCC.

         Under the terms of the Note Indenture, the portion of the Escrow Amount that the Company is entitled to receive must be applied to redeem, pro rata, the Notes. Accordingly, the parties have provided that the full amount of the $153.85 million, or approximately 103.5% of the face amount of the Notes, will be paid directly into an escrow account that will fund the redemption of the Notes.

         The holders of the Notes will receive a notice of redemption from the Company pursuant to the terms of the Indenture governing the Notes within 10 business days of the date the Escrow Amount is released from the Verizon Escrow Account. The Indenture requires that holders be given 30 days notice prior to any redemption date. This requirement may be waived by a majority in aggregate principal amount of the Notes, and the Company will provide the opportunity for the holders to provide such a waiver with the notice of redemption.

         On December 7, 2006, the Company issued a press release announcing the redemption of the Notes, as described above. A copy of the press release is furnished herewith as Exhibit 99.1.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit 99.1       Press Release of NextWave Wireless LLC dated December 7, 2006

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 7, 2006
                                            NEXTWAVE WIRELESS INC.


                                            By:   /s/  Frank A. Cassou
                                                  -----------------------------
                                                  Frank A. Cassou
                                                  Executive Vice President and
                                                  Chief Legal Counsel

                                  EXHIBIT INDEX



Exhibit No.                                              Description
-----------                                              -----------

Exhibit 99.1       Press Release of NextWave Wireless LLC dated December 7, 2006